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                                    EXHIBIT A

         Cover Letter to the Offer to Purchase and Letter of Transmittal

                  [BACAP Opportunity Strategy, LLC Letterhead]

       IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS
                   AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
            THIS IS SOLELY A NOTIFICATION OF THE FUND'S TENDER OFFER.

November 17, 2004

Dear BACAP Opportunity Strategy, LLC Member:

          We are writing to inform you of important dates relating to a tender offer by BACAP Opportunity Strategy, LLC (the "Fund"). If you are not interested in selling your limited liability company interests in the Fund ("Interest" or "Interests" as the context requires) at this time, please disregard this notice and take no action.

          The tender offer period will begin on November 17, 2004 and end at 12:00 midnight, Eastern Time, on December 17, 2004. The purpose of the tender offer is to provide liquidity to Members that hold Interests. Interests may be presented to the Fund for purchase only by tendering them during one of the Fund's announced tender offers.

          If you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope. If you do not wish to tender all or any portion of your Interest, simply disregard this notice.

          All tenders of Interests must be RECEIVED by the Fund's service agent, PFPC Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by December 17, 2004. You may confirm PFPC's receipt of your Letter of Transmittal by calling Bob Diaczuk at
(888) 697-9661 or (866) 306-0232.

          If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your investment professional.

Sincerely,


BACAP Opportunity Strategy, LLC

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